Exhibit 10.1

[FORM]

CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT (this “Agreement”), dated as of [      ] (this “Effective Date”), is made by and among Eagle Rock Energy G&P, LLC (“G&P”) and the employee who signs below (the “Employee”).

RECITALS

WHEREAS, G&P is the general partner of Eagle Rock Energy GP, LP (“GP”), which is the general partner of Eagle Rock Energy Partners, L.P. (the “Partnership” and collectively with G&P, GP, and its and their direct and indirect subsidiaries as and where applicable, the “Company”) which is a growth-oriented limited partnership engaged, through direct and indirect subsidiaries, in: (i) the business of gathering, compressing, treating, processing, transporting, marketing and trading natural gas; fractionating, transporting and marketing natural gas liquids; and crude oil logistics and marketing (together with the business of acquiring such assets and/or businesses, the “Midstream Business”); and (ii) the business of developing and producing hydrocarbons in oil and natural gas properties, including without limitation the lease, acquisition, exploration, production, gathering, or marketing of hydrocarbons (and rights or interests therein) and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located (together with the business of acquiring such assets and or businesses, the “Upstream Business” and together with the Midstream Business, the “Business”).

WHEREAS, G&P plans to employ Employee in a position of trust inside G&P and in connection with G&P’s service to GP and the Partnership, including to provide services to the Business.

WHEREAS, Employee acknowledges that, in the course of his/her employment by G&P and performance of services on behalf of the Company, he/she will become privy to various opportunities relating to the Business, economic and trade secrets, confidential information, and relationships of the Company.

WHEREAS, in connection with his/her hiring by and employment with G&P, Employee may have the opportunity to receive awards of restricted common units (the “Restricted Units”) of the Partnership pursuant to the Amended and Restated Eagle Rock Energy Partners Long-Term Incentive Plan (as it may be amended or restated from time to time, the “Plan”).

WHEREAS, the Restricted Units are designed to, among other things, provide the Employee with financial and other incentives to (1) protect the confidential information of the Company, (2) maintain, enhance, and grow the goodwill of the Company with its employees, service providers, clients, and customers, and (3) grow and protect the value of the Business.

WHEREAS, it is a condition to the employment of Employee by the Company and Employee’s receipt of any Restricted Units pursuant to the Plan that Employee agree to certain confidentiality and non-competition protections for the Company and its confidential information, goodwill, and other legitimate business interests, on the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises below and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms:

TERMS

1.             Business Opportunities and Intellectual Property; Personal Investments;  Confidentiality; Covenant not to Compete.

(a)           Employee shall promptly disclose to the Company all Business Opportunities and Intellectual Property (as defined below).

(b)           Employee hereby assigns and agrees to assign to the Company, its successors, assigns, or designees, all of Employee’s right, title, license, and interest in and to all Business Opportunities and Intellectual Property, free and clear of all encumbrances, including without limitation, security interest(s), licenses, liens, or other restrictions other than as expressly provided for in this Agreement, and further acknowledges and agrees that all Business Opportunities and Intellectual Property constitute the exclusive property of the Company.  If Employee cannot assign all or any portion of his right, title, license or interest in or to such Intellectual Property, Employee shall and hereby does grant to the Company an exclusive, perpetual, world-wide, fully-paid, royalty-free, non-revocable license in and to such Intellectual Property.

(c)           For purposes hereof, “Business Opportunities” shall mean all business ideas, prospects, proposals, and other opportunities pertaining to any aspect of the Business that are:

(i)            developed by Employee during the period that Employee is employed by the Company (the “Employment Term”); and

(ii)           originated by any third parties and brought to the attention of Employee, during the Employment Term, except to the extent that (A) such opportunities are not applicable, directly or indirectly, to any of the Company’s properties or assets or the Business, and (B) third parties possess valid and enforceable rights to such opportunities;

together with information relating thereto, including, without limitation, the “Company’s Business Records” (as defined below).

(d)           For purposes hereof “Intellectual Property” shall mean all ideas, inventions, discoveries, processes, designs, methods, substances, articles, computer programs, and improvements (including, without limitation, enhancements to, or further interpretation or processing of, information that was in the possession of Employee prior to the Effective Date), whether or not patentable or registrable under copyright or similar laws, which do not fall within the definition of Business Opportunities, and which are discovered, conceived, invented, created, or developed by Employee, alone or with others if such discovery, conception, invention, creation, or development occurs or occurred (i) during the Employment Term, or (ii)  with the use of any of the Company’s time, materials, assets, or facilities.

2.             Non-Competition Obligations During Employment Term.

(a)           Except as set forth in subsection (b) hereof, Employee agrees that during the Employment Term:

(i)            Employee will not, other than through the Company, engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, more than one percent equity-holder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business or activity which is engaged in any aspect of the Business; provided that, this Section 2 shall not preclude Employee from making personal investments in securities of companies engaged in the Business which are registered on a national stock exchange or on The NASDAQ Stock Market, if the aggregate amount owned by Employee and all family members and affiliates does not exceed 2% of such company’s outstanding securities; and

(ii)           all investments made by Employee (whether in Employee’s own name or in the name of any family members or made by any Controlled Affiliates, as defined below), which relate to any aspect of the Business shall be made solely through the Company; and Employee will not (directly or indirectly through any family members), and will not permit any Controlled Affiliate to: (A) invest or otherwise participate alongside the Company in any Business Opportunities, or (B) invest or otherwise participate in any business or activity relating to a Business Opportunity, regardless of whether the Company ultimately participates in such business or activity.

For purposes hereof, “Controlled Affiliates” are entities in which Employee and Employee’s family members collectively own, directly or indirectly, a majority of the equity or voting interests.

(b)           Employee represents that neither Employee nor his/her Controlled Affiliates or his/her immediate family members (i.e., his/her spouse and children) own any investments or interests which relate to any aspect of the Business, other than any Restricted Units granted to Employee pursuant to the Plan and those interests that are described in the Disclosure Schedule attached as Exhibit A hereto (the “Excluded Interests”).  Employee shall supplement the Disclosure Schedule if he/she receives any gifts or inherits any interests that require disclosure, and he/she shall not be required to reject disclosed gifts or inherited interests received in good faith as a condition of continuing employment.  It is agreed that the provisions of this Section 2 shall not prohibit Employee from maintaining Employee’s current direct or indirect ownership interests in the Excluded Interests; provided, that Employee agrees that he/she will not, directly or indirectly, make any investment or expenditure to increase the interest of Employee or of his/her Controlled Affiliates or immediate family members, in any of such Excluded Interests beyond that to which Employee is entitled as of the Effective Date.

3.             Confidentiality Obligations.

(a)           Employee hereby acknowledges that all trade secrets, Intellectual Property, and confidential or proprietary information of the Company (collectively referred to herein as “Confidential Information”) constitute valuable, special, and unique assets of the Business and the Company, and that access to and knowledge of such Confidential Information is essential to the performance of Employee’s duties.  Employee agrees that during the Employment Term and following the date of termination of Employee’s employment (the “Termination Date”), regardless of the reason for such termination, Employee shall hold the Confidential Information in strict confidence and shall not publish, disseminate, or otherwise disclose, directly or indirectly, to any person other than the Company and its officers, directors, and employees, any Confidential Information or use any Confidential Information for Employee’s own personal benefit or for the benefit of anyone other than the Company.  The Company agrees to provide previously undisclosed Confidential Information to Employee in exchange for Employee’s agreement to keep such Confidential Information, and any Confidential Information to which Employee has already become privy, in strict confidence as provided in this Agreement.

(b)           For purposes of this Section 3, it is agreed that Confidential Information includes, without limitation, any information heretofore or hereafter acquired, developed or used by the Company relating to Business Opportunities or Intellectual Property, or any other aspect of the Business that is not generally available to the public, whether oral or in written form and whether or not included in the Company’s Business Records, but shall exclude any information which (A) is or has become part of common knowledge or understanding in the oil and gas industry or otherwise in the public domain (other than from disclosure by Employee in violation of this Agreement), (B) was rightfully in the possession of Employee, as shown by Employee’s records and disclosed by Employee on Exhibit A, prior to the Effective Date and which is not directly applicable to the Business of the Company or any of its properties or assets, (C) is lawfully acquired by Employee after the Termination Date from any third party not bound by an obligation of confidence to the Company; or (D) is independently developed by or for Employee after the Termination Date without using the Confidential Information of the Company; provided, however, that Employee shall provide to the Company copies of all information described in clause (B) to the extent reasonably requested by the Company (and which is not otherwise subject to a pre-existing confidentiality agreement); provided further, however, that this Section 3 shall not be applicable to the extent Employee is required to testify in a judicial or regulatory proceeding pursuant to the order of a judge or administrative law judge but in such event Employee shall first request that such Confidential Information be preserved and shall give prompt notice to the Company of such order to testify for the purpose of giving the Company a reasonable opportunity to take appropriate steps to preserve the confidentiality of such Confidential Information.

(c)           Notwithstanding any other provision of this Agreement, this Agreement is not intended to interfere with Employee’s right to discuss the terms, conditions, wages, and benefits of his/her employment or engage in any other concerted activity protected by applicable law.

4.             Non-Competition and Non-Solicitation Obligations After Termination Date.

(a)           Employee acknowledges that (i) the Business is highly competitive; (ii) the Company has invested significant efforts and resources in creating its Confidential Information and building goodwill with its employees, service providers, customers, and clients, all of which give the Company a competitive advantage; (iii) due to the nature of the Business, the Company continually develops new and additional Confidential Information which has not been previously disclosed to Employee; (iv) in performing his/her services, Employee necessarily must rely on the Company’s goodwill and such previously undisclosed Confidential Information; (v) he/she is entitled under this Agreement to receive specialized training related to the Business and access previously undisclosed Confidential Information which could be used by the Company’s competitors in a manner that would irreparably harm the Company’s competitive position in the marketplace; (vi) his/her receipt of any Restricted Units is designed to, among other things, provide him/her with financial and other incentives to protect the Confidential Information of the Company and maintain, enhance, and grow its goodwill and the value of the Business; (vii) it is therefore reasonable for the Company to protect its Confidential Information, goodwill, and other legitimate business interests against unfair competition; (viii) he/she shall be responsible for, among other things, using the Company’s Confidential Information and building relationships with the Company’s employees, service providers, clients, and customers, and the continuation of such relationships and the related goodwill shall be an invaluable asset of the Company necessary to the Company’s competitive advantage; (ix) if he/she were to compete with the Company, he/she could divert certain of those relationships, and the related goodwill and business, away from the Company; (x) it would be virtually impossible for him/her to ignore all knowledge of the Company’s Confidential Information if he/she were to compete against the Company; (xi) a prohibition against his/her competing with the Company or soliciting the Company’s employees, service providers, clients, and customers during the Employment Term and for a reasonable period thereafter, and within a reasonable geographic area, is therefore appropriate for the protection of the Company’s Confidential Information, goodwill, and other legitimate business interests; and (xii) compliance with this Agreement shall not cause any hardship on him/her or prevent him/her from being able to earn a living or to operate or engage in any business not prohibited by this Agreement.

(b)           The purpose of the provisions of Section 2 and this Section 4 are to protect the Company from unfair loss of goodwill and business advantage and to shield Employee from pressure to use or disclose Confidential Information or to trade on the goodwill belonging to the Company. Accordingly, during the Post-Termination Non-Compete Term (as defined below), Employee will not engage or participate in any manner, whether directly or indirectly through any family member or as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, licensor, lender, lessor, or in any other individual or representative capacity, in any business or activity which is engaged in any aspect of the Business in an area that is within any of the counties or parishes, as applicable, wherein the Company conducts, or intends to conduct and has taken commercial steps toward fulfillment of that intent as known by Employee, any aspect of the Business as of the Termination Date; provided that, this Section 4 shall not preclude Employee from making personal investments in securities of oil and gas companies which are registered on a national stock exchange or on The Nasdaq Stock Market, if the aggregate amount owned by Employee and all family members and affiliates does not exceed 2% of such company’s outstanding securities.

(c)           For purposes hereof, the “Post Termination Non-Compete Term” is:

(i)            the 12-month period following the Termination Date, if (A) Employee voluntarily resigned or otherwise terminated his/her position as an officer or employee of the Company, (B) Employee’s employment by the Company was terminated for Cause (as defined below), or (C) Employee breached any of the provisions of Sections 3, 4 or 5 hereof; or

(ii)           in the event that (A) Employee’s services as an officer or employee are terminated by the Company other than for Cause, and (B) Employee is not in breach of any of the provisions of Section 3, 4 or 5 hereof, the period during which the Company makes Severance Payments (as defined below) to Employee, the length of which shall be determined by the Company in its sole discretion, but in no event to be longer than 12 months following the Termination Date.

(d)           For purposes hereof, the term “Severance Payments” shall mean a monthly payment that is equal to the regular monthly base salary that Employee was receiving from the Company immediately before the Termination Date, and such Severance Payments shall be payable at the same times as Employee’s regular salary was paid immediately before the Termination Date and shall be subject to payroll and income tax and other withholdings, as applicable.

(e)           For purposes hereof, “Cause” means any determination by the Company in its reasonable, good faith discretion that Employee has (i) been convicted of, or entered a plea of nolo contendere to, any felony or to any crime or offense that has harmed, or likely will harm, the Company or that involves theft, fraud, embezzlement, moral turpitude, or similar conduct; (ii) willfully and continually failed to substantially perform his/her duties for the Company (other than a failure resulting from Employee’s incapacity due to physical or mental disability); or (iii) engaged in any act or omission that is contrary to the best interests of the Company and has harmed, or likely will harm, the Company, including without limitation any violation of the Company’s policies, rules, or practices in the Company’s Employee Handbook and/or Code of Business Conduct and Ethics or otherwise that has harmed, or likely will harm, the Company.  Employee shall not be considered to have acted or failed to act “willfully” unless the Company has determined in its reasonable, good faith discretion that Employee has intentionally or deliberately acted or failed to act with knowledge that such action or failure to act was likely to harm the Company.  Notwithstanding anything to the contrary in this Agreement, no failure to perform by Employee after a notice of termination is given shall constitute Cause.  If the Company determines in its reasonable, good faith discretion that a cure is possible and appropriate, the Company will give Employee written notice of the acts or omissions constituting Cause and no termination of his/her services as an officer or employee for purposes of this Agreement shall be for Cause unless and until Employee fails to cure such acts or omissions within 15 days following receipt of such written notice.  If the Company determines in its reasonable, good faith discretion that a cure is not possible and appropriate, Employee shall have no notice or cure rights before his/her services as an officer or employee are terminated by the Company for Cause for purposes of this Agreement.

(f)            Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to make Severance Payments under this Agreement.  If the events contemplated in Section 4(c)(ii) above occur, and if the Company elects not to make any Severance Payments, there shall be no Post Termination Non-Compete Term under Section 4(c)(ii), and the Company shall have no further obligation to Employee under this Agreement.  If the Company does elect to make Severance Payments under Section 4(c)(ii), it must notify Employee of such decision no later than five business days after the Termination Date.  Thereafter, the Company shall be entitled at its sole discretion to cease making Severance Payments at any time and for any reason, but only upon at least 15 days advance written notice to Employee.  In such event, the Company Parties shall have no further obligation to Employee under this Agreement, and the Post-Termination Non-Compete Term shall cease on the effective termination date set forth in such written notice.  Employee acknowledges that any concurrent or future grant of Restricted Units, as well as the Company’s agreement to provide Confidential Information to Employee, the Company’s other promises and undertakings contained in this Agreement, and, as and when applicable, any payment of Severance Payments to Employee under Section 4(c)(ii) above, shall constitute adequate consideration for Employee’s promises and covenants set forth in this Agreement, including those set forth in this Section 4.

(g)           Employee shall not, during Employment Term and the 18-month period following the Termination Date, solicit, entice, persuade, or induce, directly or indirectly, any employee (or person who within the preceding 90 days was an employee) of the Company or any other person who is under contract with or rendering services to the Company, to (i) terminate his/her or her employment by, or contractual relationship with, the Company, (ii) refrain from extending or renewing the same (upon the same or new terms), (iii) refrain from rendering services to or for the Company, (iv) become employed by or enter into contractual relations with any person other than the Company, or (v) enter into a relationship with a competitor of the Company.

(h)           Employee shall not, during Employment Term and the 12-month period following the Termination Date (i) solicit, encourage, facilitate, or induce any client or customer, person or entity that was a client or customer at any time in the 90 days preceding the solicitation, encouragement, facilitation, or inducement, or any prospects, vendors, suppliers, manufacturers, advertisers, agents, sales representatives, employees, contractors, consultants, service providers, or licensees of the Company, to breach any agreement or contract with, or discontinue or curtail his, her, or its business relationships with, the Company; or (ii) hire or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee or service provider of the Company, or was an employee or service provider of the Company, at any time in the 90 days preceding the hiring or engagement.

(i)            For purposes of this Agreement, (i) “customer” and “client” shall mean any person or entity (A) (1) to whom Employee personally rendered services or sold products or services to on behalf of the Company or was assigned by the Company to render services to or sell products or services to on behalf of the Company, (2) to whom Employee personally provided customer-relationship services, customer-oversight, customer-management, or similar functions on behalf of the Company, or (3) with whom Employee otherwise interacted with, dealt with, or developed a relationship with, related to the Business during the Employment Term; (B) to whom an individual employed by the Company and supervised by Employee rendered services or sold products or services to on behalf of the Company during the Employment Term; or (C) who received services or products from the Company during the Employment Term and about which Employee has received Confidential Information; and (ii) “prospect” shall mean any prospective customer or client to whom Employee, or anyone supervised by Employee during the Employment Term, has pitched products or services, or made a verbal or written proposal for products or services, on behalf of the Company.

5.             Business Records.

(a)           Employee agrees to promptly deliver to the Company, upon termination of Employee’s employment with the Company, regardless of the reason for such termination, or at any other time when the Company so requests, all documents and property owned by the Company in his/her possession or under his/her control relating to the Business of the Company, including, without limitation:  (i) all data such as maps, charts and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, customer information, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, or manuals, (ii) all electronic or other files, records, documents, programs, communications, and similar items relating to gathering, processing, storing, compressing, treating, fractionating, producing, scheduling, performing logistics for, marketing, trading, or transporting commodities such as crude oil, condensate, natural gas, natural gas liquids, or liquefied natural gas, or (iii) any other electronic or other documents constituting Confidential Information whether they are prepared by Employee and whether or not they contain or constitute trade secrets owned by the Company (collectively, the “Company’s Business Records”), and all copies, reproductions, or summaries thereof and excerpts therefrom.

(b)           Employee confirms that all of the Company’s Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company pursuant to this Section 5 constitute the exclusive property of the Company.

(c)           The obligation of confidentiality set forth in Section 3 shall continue notwithstanding Employee’s delivery of any such documents to the Company.

(d)           The provisions of this Section 5 shall continue in effect notwithstanding termination of Employee’s employment for any reason.

6.             Third-Party Beneficiaries; Definition of Affiliate.  The Company’s Affiliates shall be included within the definition of “Company” for purposes of this Agreement and are intended to be third-party beneficiaries of this Agreement.  For purposes of this Agreement, “Affiliate” shall mean any individual, corporation, partnership, trust, unincorporated organization, association, business entity, or other project that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company, including without limitation the Partnership.

7.             Miscellaneous.

(a)           The invalidity or non-enforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect or of any other provision of this Agreement.  In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly and reasonably drafted so as not to be invalid or unenforceable.

(b)           Employee acknowledges and agrees that any breach of the provisions of this Agreement by him/her shall (i) result in damages to the Company in amounts difficult to ascertain, and (ii) otherwise give rise to irreparable injury to the Company.  Accordingly, Employee agrees that the Company’s remedy at law for any breach of the provisions of this Agreement is and will be insufficient and inadequate and that the Company therefore shall be entitled to equitable relief, including by way of temporary restraining order and temporary and permanent injunction without the necessity of proof of actual damage or posting a bond, in addition to any other remedies the Company may have at law.

(c)           The representations and covenants contained in this Agreement on the part of Employee will be construed as ancillary to and independent of any other agreement between the Company and Employee, and the existence of any claim or cause of action of Employee against the Company or any officer, director, manager, partner, member, or shareholder of the Company, whether predicated on Employee’s employment or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Employee contained in this Agreement.  In addition, the provisions of this Agreement shall continue to be binding upon Employee in accordance with their terms, notwithstanding the termination of Employee’s employment for any reason.

(d)           The parties to this Agreement agree that the limitations contained in Section 4 with respect to time, geographical area, and scope of activity are reasonable, and do not impose a greater restraint than is necessary to protect the Company’s Confidential Information, goodwill,  Restricted Units, and other legitimate business interests.  However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in Section 4 is unenforceable, such restrictive covenant shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(e)           All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be duly given on the day of personal delivery if personally delivered or on the third day after being sent if sent postage pre-paid by certified or registered mail, return receipt requested or by telecopy as follows: (a) if addressed to Employee, at the address or telecopy number furnished to the Company by Employee, or (b) if addressed to the Company, at its principal place of business or at its telecopy number at such address, to the attention of the Company’s Senior Vice President and General Counsel.  Either party may change its address or telecopy number by giving the other party notice of such change in accordance with the provisions of this Section 7(e).  A notice shall be deemed given, if by personal delivery or expedited delivery service, on the date of such delivery to such address, if by certified mail, on the date of receipt, refusal or first attempted date of delivery if unclaimed, or if by telecopy, on the date of receipt of the transmission of such notice at such telecopy number.

(f)            This Agreement may not be altered or amended except by a writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

(g)           EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, EMPLOYEE HAS HAD THE OPPORTUNITY TO READ AND UNDERSTAND ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT AND SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL.  EMPLOYEE HEREBY REPRESENTS THAT EMPLOYEE EITHER HAS SOUGHT INDEPENDENT LEGAL COUNSEL OR HAS ELECTED FREELY NOT TO DO SO. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

(h)           THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD TO RULES OR PRINCIPLES OF CONFLICTS OF LAW REQUIRING THE APPLICATION OF THE LAW OF ANOTHER STATE), AND THAT THE COURTS IN HARRIS COUNTY, TEXAS SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND VENUE FOR ANY LITIGATION, SPECIAL PROCEEDING, DISPUTE, CLAIM, OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT OR ARISE OUT OF, IN CONNECTION WITH, OR BY REASON OF THIS AGREEMENT.

(i)            NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EMPLOYEE AGREES TO IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY, CLAIM, OR CAUSE OF ACTION (INDIVIDUALLY, A “CLAIM”) AGAINST THE COMPANY, INCLUDING WITHOUT LIMIT ANY CLAIM ARISING UNDER OR RELATED TO THIS AGREEMENT (EITHER ALLEGED BREACH OR ENFORCEMENT) OR HIS/HER EMPLOYMENT WITH THE COMPANY.

(j)            This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Employee acknowledges that, in entering this Agreement, he/she is not relying on any statement, representation, or promise by the Company outside of this Agreement.

(k)           This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

(l)            Employee acknowledges that, notwithstanding any other provision of this Agreement, his/her employment with the Company is for an unspecified duration and constitutes at-will employment.  Accordingly, Employee understands and acknowledges that his/her employment relationship with the Company may be terminated at any time, with or without cause, at the option of either party, with or without notice.  Any representation contrary to the previous two sentences shall be invalid unless obtained in writing and signed by the Chief Executive Officer of the Company.

(m)          This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns. The Company shall be permitted to assign or otherwise transfer this Agreement to an affiliate or successor without Employee’s prior consent.

(n)           No breach by the Company of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement. The rights and remedies granted to the Company pursuant to this Agreement are in addition to any other rights and remedies otherwise available to the Company under applicable law or in equity.

[Remainder of Page Intentionally Left Blank.  Signature Page to Follow.]

AGREED as of the Effective Date:

EAGLE ROCK ENERGY G&P, LLC:

By:
Name:
Title:

EMPLOYEE:

[ ]

EXHIBIT A

Disclosure Schedule

EXCLUDED INTERESTS/ INFORMATION	DATE	BRIEF DESCRIPTION

       No Excluded Interests or Information as of the Effective Date

       Additional Sheets Attached

Signature of Employee:

Print Name of Employee:

Date Signed: